13962 Park Center Road, Herndon, VA  20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact:  Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Granted Continued Listing on Nasdaq

Herndon, VA—October 8, 2009--SteelCloud, Inc. (Nasdaq: SCLD), a leading developer of mobility computing appliance solutions, today announced that Nasdaq has granted the Company’s request for continued listing, subject to the Company evidencing, on or before January 4, 2010, at least $2.5 million in stockholder’s equity or demonstrating compliance with one of Nasdaq’s alternative listing criteria.

As previously reported, SteelCloud requested a hearing before the Nasdaq Hearings Panel to appeal the Nasdaq Suspension Notice it received on July 8, 2009, and to present its plan for regaining compliance with Nasdaq Listing Rule 5550(b).  The hearing was held on September 3, 2009 and SteelCloud received the Nasdaq Hearings Panel’s determination on October 5, 2009.

“This is another milestone achieved by SteelCloud.  We believe the Nasdaq Hearings Panel’s decision will give our shareowners and the market confidence that we continue, and will continue, to accomplish the goals that we set for SteelCloud earlier this year,” said Brian Hajost, SteelCloud’s President and CEO.  “We can now concentrate on our business and on the special shareholders’ meeting which we are holding on October 19th.  Raising equity is the key to satisfying our listing requirements.  We anticipate a successful meeting, which we believe will result in helping SteelCloud to raise the equity necessary to achieve Nasdaq compliance.”

About SteelCloud

SteelCloud is a developer and integrator of mobility computing appliance solutions.  The Company designs, architects and develops specialized appliance solutions for mobile computing technologies including the BlackBerry® Enterprise Server technology from Research In Motion.  For both commercial and government markets, SteelCloud delivers integrated hardware/software appliance solutions that focus on ease of deployment, policy compliance, and high availability.  Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  The Company can be reached at (703) 674 5500.  Additional information is available at www.steelcloud.com.  Email: info@steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following: SteelCloud’s ability to obtain financing in the short term, risks associated with the integration of business following an acquisition, business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of SteelCloud’s stock; and the risk factors set forth from time to time in the reports SteelCloud files with the Securities and Exchange Commission, including but not limited to its Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q, and Current Reports on Form 8-K.  SteelCloud undertakes no obligation to update or correct forward-looking statements.